Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated June 12, 2006 included herein the Prospectus constituting part of this Registration Statement on Pre-Effective Amendment No. 2 to Form S-1 on the statement of financial condition of DB Currency Index Value Master Fund as of May 31, 2006, and the related statements of operations, changes in net assets, and cash flows for the period from April 12, 2006 (inception) through May 31, 2006. We also consent to the reference of our firm under the heading “Experts” in the Prospectus.

/s/ KPMG LLP

New York, New York

June 12, 2006